EXHIBIT 2


         AMENDMENT NO. 1 TO JOINT VENTURE AGREEMENT


          THIS AMENDMENT NO. 1 TO JOINT VENTURE AGREEMENT (this "Amendment") is made and entered into this 28th day of September, 1995 by and among ARMOUR PHARMACEUTICAL COMPANY, a corporation organized under the laws of Delaware, U.S.A. ("Armour"), PLASMA ENTERPRISES, INC., a corporation organized under the laws of Delaware, U.S.A. ("Plasma"), BEHRINGWERKE AG, a company organized under the laws of Germany ("Behring"), APC HOLDINGS INC., a corporation organized under the laws of Delaware, U.S.A ("APC") and PLASMA INVESTMENTS U.K. LIMITED, a corporation organized under the laws of the United Kingdom ("Plasma UK Ltd.").

                         RECITALS:

          A. Armour, Plasma and Behring have entered into that certain Joint Venture Agreement, dated as of February 22, 1995 (the "Joint Venture Agreement"), by and among Armour, Plasma and Behring.

          B. Armour, Plasma, Behring, APC and Plasma UK Limited (the "Parties") desire, by means of this Amendment, to make certain assignments in respect of, and certain amendments to, the Joint Venture Agreement.

          NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

          1. DEFINITIONS. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Joint Venture Agreement. The following terms are defined herein:

     Armour Permitted Push Down
       Indebtedness                               Section 10
     Behring Permitted Push Down
       Indebtedness                               Section 10
     Document Closing                             Section 13
     Asset Transfer Date                          Section 13
     Effective Date                               Section 13
     Escrow Agreement                             Section 11

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     Haemaccel License Agreement                  Section  5
     Hoechst                                      Section  5
     Net Sales                                    Section 15
     North American Market                        Section  5
     Operating Expenses                           Section 15
     Operating Agreement                          Section  7
     Operating Expense Cap                        Section 15
     Operating Expense Ratio                      Section 15
     Permitted Push Down Indebtedness             Section 10
     Transition Period Dividends                  Section  7

          2.        ASSIGNMENT BY ARMOUR.  In accordance with Section
23.2 of the Joint Venture Agreement, each of the Parties hereto hereby acknowledges that Armour has assigned all of its right, title and interest in the Joint Venture Agreement to APC and that APC has assumed all of the duties, obligations and liabilities of Armour under the Joint Venture Agreement and has agreed to be bound by the provisions thereof, pursuant to that certain Assignment and Assumption Agreement by and between Armour and APC dated as of September 28, 1995.

          3.        ASSIGNMENT BY PLASMA.  In accordance with Section
12.4 of the Joint Venture Agreement, each of the Parties hereto hereby acknowledges that Plasma has assigned all of its right, title and interest in the Joint Venture Agreement to Plasma UK Ltd. and that Plasma UK Ltd. has assumed all of the duties, obligations and liabilities of Plasma under the Joint
Venture Agreement and has agreed to be bound by the provisions thereof, pursuant to that certain Assignment and Assumption
Agreement by and between Plasma and Plasma UK Ltd. dated as of September 28, 1995.

          4. DELAWARE CORPORATION. The Parties hereby agree to amend the Preamble to the Joint Venture Agreement by replacing the words "Pennsylvania, U.S.A." in the first sentence and inserting "Delaware, U.S.A." in lieu thereof.

          5. HAEMACCEL LICENSE. The Parties hereby agree to amend Article I of the Joint Venture Agreement by adding a new
Section 1.6 to read as follows:

          1.6  The right to develop, manufacture, sell
     and distribute the product currently owned by Behring known as "Haemaccel" and all Haemaccel derivative products shall be licensed to the Joint
     Venture pursuant to a license agreement (the
     "Haemaccel License Agreement"), to be effective as of the Effective Date, by and between Behring and A1. Pursuant to the terms of the Haemaccel License
     Agreement, the license granted to the Joint Venture thereunder (i) shall be restricted to the United
     States, Canada and Puerto Rico (the "North American
     Market"), (ii) shall have a term of fifty years,
     (iii) shall provide for an annual royalty payment to be paid by A1 to Behring and (iv) shall grant to A1

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     the right to sublicense to B1 such rights.  Behring
     may not grant any other license relating to Haemaccel or any derivative product, except for one only additional license to develop, manufacture, sell and distribute Haemaccel and all Haemaccel derivative products in the North American Market to a direct or indirect wholly owned subsidiary of Hoechst; PROVIDED, HOWEVER, that the profitability and the value of the Joint Venture shall not be harmed by the granting of such license; PROVIDED, FURTHER that such licensee may not assign or transfer any of the rights granted to it under such license to a third party.

          6. CENTEON L.L.C. AND BEHRING-INSTITUT GMBH. The Parties hereby agree to amend Section 2.1 of the Joint Venture Agreement (i) by inserting the words "Centeon L.L.C.," immediately before the words "a limited liability company" in the first sentence thereof and (ii) by inserting the words "Behring-Institut GmbH," immediately before the words "a GmbH formed" in the first sentence thereof.

          7. ASSET CONTRIBUTIONS AND TRANSITION PERIOD. The Parties hereby agree to amend Section 2.2.1 of the Joint Venture
Agreement by deleting 2.2.1(i) thereof and inserting the following in lieu thereof:

          (i) As of the Asset Transfer Date (as defined in
Section 2.4), Armour shall contribute to A1 and Behring shall contribute to B1 all of their respective tangible and intangible assets of the Business in the following countries:

          Germany                  Spain
          United States            United Kingdom
          Austria                  France
          Italy                    Brazil

         (hereinafter defined as the "Category I Countries")

     The contributions of the Business on the Asset Transfer
     Date shall include all the stock or equity interest in those subsidiaries listed in Exhibit IIA and Exhibit IIB.

          No liabilities of the operations of any Category I
     Country shall be transferred to the Joint Venture except as provided by Section 2.2.4 hereof.

          Notwithstanding any other provisions in this Section 2.2.4, (i) Behring's Business in Austria, Spain, Italy and Brazil, and in its subsidiaries, Associated Bioscience, Inc. and Seroplas GmbH shall be contributed to A1 or B1, as the case may be, in accordance with the provisions of Annex A hereto and (ii) Armour's Business in Brazil, Germany, Spain and the United Kingdom and in its subsidiary Laboratoire Armour shall be contributed to

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     A1 or B1, as the case may be, in accordance with the
     provisions of Annex B hereto.

          The Parties hereby agree that as of the Asset
     Transfer Date, the Joint Venture shall have day-to-day operational control of such assets from the Category I Countries which are contributed to A1 and B1 by Armour and Behring respectively on the Asset Transfer Date, generally in accordance with the principles of Articles V and VI PROVIDED, HOWEVER, that during the period commencing on the Asset Transfer Date and ending on December 31, 1995 (the "Transition Period"), (a) Armour shall enjoy the benefits of income and economies of such assets contributed to A1 by Armour and its Affiliates and (b) Behring shall enjoy the benefits of income and economies of such assets contributed to B1 by Behring and its Affiliates. Notwithstanding the preceding sentence, during the Transition Period the Executives (including in their capacity as members of the Shareholders Committee of B1) shall not take any action or make any decisions which would violate Section 12.1 of this Agreement or result in a restructuring charge; provided, however, that if during the Transition Period, the Executives receive consent from the Parties to make decisions (or are otherwise permitted to make such decisions) which would effect any of the following profit and loss items, the costs of such items shall be shared by the Parties on an equal basis:

                   (i)   restructuring decisions giving rise
                to involuntary termination benefits and other exit costs as defined in EITF 94-3 under U.S.
                GAAP;

                   (ii)  actions directly related to the
                launch of the Joint Venture, and direct costs thereof; and

                   (iii) costs associated with sourcing changes
                effected during the Transition Period.

          The Parties hereby agree that prior to the Effective Date, the cash compensation of each Executive, including any housing allowance or living allowance paid to such Executive, shall be borne by the former employer of such Executive.

          The Parties hereby agree that as of the Effective Date, the corporate structure of the Joint Venture shall be implemented by delivery of the shares of A1 and B1, which shares shall be placed in escrow on the Asset Transfer Date pursuant to the Escrow Agreement (as herein after defined in Section 2.2.5). Any assets in Category I Countries relating to the Business which are not contributed by Armour (or its Affiliates) to A1 or by Behring (or its Affiliates) to B1 on or before the

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     Effective Date shall be operated for the benefit of the
     Joint Venture as of the Effective Date.

          Notwithstanding any other provision of this Agreement, A1 may declare cash dividends or partnership distributions to APC with respect to the earnings of A1 prior to December 31, 1995. Notwithstanding any other provision of this Agreement, B1 may declare cash dividends or partnership distributions to Behring with respect to the earnings of B1 prior to December 31, 1995. Any such dividends are defined herein as the "Transition Period Dividends" and may be paid before or after the Effective Date.

          8.        B1 RESTRUCTURING.  The Parties hereby agree to amend
Section 2.2.2 of the Joint Venture Agreement (i) by deleting the words "Behring shall create B1, and" in the first sentence thereof and (ii) by deleting the second paragraph of such
Section 2.2.2 and inserting the following in lieu thereof:

          Prior to the Asset Transfer Date, Behring shall cause B1 to increase its share capital to DM 49,991,000 effective prior to December 31, 1995, to be represented by nonvoting preferred shares in the total nominal amount of DM 49,990,000 (the "PB shares") and 2 common shares in the nominal amount of DM 500 each (the "BB1" and the "AB1" shares). Behring, as the holder of the BB1 share,
     (a) shall have sole voting power during the Transition Period and (b) shall be entitled to receive the Transition Period Dividends described in Section
     2.2.1(i). As of the effectiveness of the increase in share capital, no other shares of B1 shall be outstanding. Upon the Effective Date, the BB1 and the AB1 shares shall have equal voting rights and shall be entitled to receive distributions in accordance with the provisions of Article III. Upon the Effective Date, the PB shares collectively shall have a cumulative right to DM 8 million per year in dividends and shall have a DM 80 million liquidation preference over the BB1 and AB1 share holders. (See Article III for a discussion of the dividend distribution mechanism in excess of the preference dividends.)

          9.        CREATION OF A1.  The Parties hereby agree to amend
Section 2.2.3 of the Joint Venture Agreement (i) by deleting the words "Armour and Plasma shall create A1, and" in the first sentence of Section 2.2.3 and (ii) by deleting the second and third paragraphs of such Section 2.2.3 and inserting the following in lieu thereof:

          A1 shall have share capital of US$ 30,000,000, represented by nonvoting preferred shares in the total nominal amount of US$ 29,999,400 (the "PA shares") and 60,000 common shares in the nominal amount of US$ 0.01 each consisting of the following number of and classes of shares: 29,999 AA1 shares; 29,999 BA1 shares; 1 AAA1 share and 1 BBA1 share. APC, as the holder of the AA1

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     shares, (a) shall have sole voting power during the
     Transition Period and (b) shall be entitled to receive the Transition Period Dividends described in Section 2.2.1(i). Upon the Effective Date, the AA1 shares, the BA1 shares, the AAA1 share and the BBA1 share shall have identical voting rights and shall be entitled to receive distributions in accordance with the provisions of
     Article III. Upon the Effective Date, the PA shares collectively shall have a cumulative preferred right to $5 million per year in dividends (payable out of A1's earnings not including any dividend from B1) plus a dividend equal in amount to the total dividend paid by B1 in excess of DM 8 million with respect to both the PB and BB1 shares owned by Behring (both dividends increased by the gross-up described in Section 4.2 below). The PA shares shall also have a $50 million liquidation preference over the AA1, AAA1, BA1 and BBA1 shares. (See
     Article III for a discussion of the dividend distribution mechanism in excess of the preference dividends.)

          In return for Armour's asset contribution to A1, APC shall receive all of the above-mentioned shares of A1, except the AAA1, BA1 and BBA1 voting shares. In return for its asset contribution, subject to Section 2.2.6, Plasma UK Ltd. shall receive the AAA1 share on the Effective Date.

          10. PUSH DOWN INDEBTEDNESS. The Parties hereby agree to amend Section 2.2.4 of the Joint Venture Agreement by deleting the first paragraph of Section 2.2.4 and inserting the following in lieu thereof:

          In addition to the contributions of Assets (which will include inventory and accounts receivable, but a Party may contribute cash in lieu of accounts receivables) provided for under Sections 2.2.2 and 2.2.3 herein, as of the Asset Transfer Date, Behring will transfer to B1 and Armour will transfer to A1, and each of A1 and B1 shall assume, an equal amount of indebtedness ("Push Down Indebtedness") so that on the Effective
     Date, the Equity Ratio (as hereinafter defined) shall be approximately as specified in Section 9.1. Push Down Indebtedness may include liabilities of the Parties
     (other than Retained Liabilities, as defined in Section 13.1) such as taxes payable, unfunded pension liability provisions for direct pension obligations and obligations arising out of retiree medical and life insurance plans under FASB 106, bank indebtedness or may be in the form of a payable to such Party. Push Down Indebtedness shall not include trade accounts payable. The amount of the unfunded pension liability in the context of Push Down Indebtedness should be calculated in the case of Armour and its Transferred Subsidiaries (as hereinafter defined) in the U.S.A. on a basis of an average between the Accumulated Benefit Obligation and Projected Benefit Obligation under FASB 87, for Behring and its Transferred

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     Subsidiaries in Germany based on Section 6a ESt6 and for
     the Parties in countries other than the U.S.A. or Germany based on the Projected Benefit Obligation. On or prior to the Asset Transfer Date, Behring shall transfer to B1 and Armour shall transfer to A1, and each of A1 and B1 shall assume, the trade accounts payable of the Business of the countries included within the financial statements comprising Schedule 8; except, that if the Business in any such country is contributed after the Asset Transfer
     Date pursuant to Annex A or Annex B hereof, the trade payable shall be transferred on the date the Assets of the Business in such country are contributed. In every case, the trade payables shall be contributed to A1 or B1, as the case may be, on the date the Assets of the Business in such country are contributed to A1 or B1. No other liabilities of the Business or the Parties (except as provided in Section 10.1 or except if a Party otherwise provides additional compensation to the Joint Venture for other liabilities) shall be transferred to, or assumed by, the Joint Venture; it being understood that under generally accepted accounting principles in the United
     States, the Joint Venture will reflect on its financial statements an account in accordance with FASB 87 for both pension assets and pension liabilities with respect to employees transferred to the Joint Venture. As far as applicable, the same principle applies with regard to retirement benefit liabilities other than pensions (FASB
     106). In addition, the Parties recognize that for administrative reasons, the Joint Venture, after the Effective Date, may make payment out of its funds for certain liabilities accrued as of the Effective Date (for example, accrued bonuses). In any such case, Behring or Armour, as the case may be, shall reimburse the Joint
     Venture for such payment within 30 days of written notice from the Joint Venture, with appropriate supporting documentation, confirming that such payment was made.

          The Parties hereby agree that within 75 days of the Effective Date, (i) A1 shall deliver to Behring an audited combined opening balance sheet of A1 as of January
     1, 1996, and (ii) B1 shall deliver to Armour an audited combined opening balance sheet of B1 as of January 1, 1996 each prepared in accordance with the principles of U.S. GAAP and each certified by an independent accounting firm without a material qualification. Such financial statements shall be accompanied by a certificate of an Executive, which sets forth as of the Effective Date
     (a) the calculation of the Equity Ratio for A1 and B1 on a combined basis but excluding from the calculation of shareholders' equity the amount of the Transition Period Dividends, (b) the amount of Push Down Indebtedness contributed by Behring to B1 and by Armour to A1, (c) the total amount of Push Down Indebtedness which would cause the Equity Ratio of A1 and B1 on a combined basis to be 25% (the "Permitted Push Down Indebtedness"), (d) the Armour Permitted Push Down Indebtedness and (e) the Behring Permitted Push Down Indebtedness.

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          The Armour Permitted Push Down Indebtedness shall be
     equal to 50% of the Permitted Push Down Indebtedness, reduced by (x) the amount paid to Rhone-Poulenc Rorer S.A.
     by A1 as consideration for the capital stock of Laboratoire Armour and (y) $9 million in accordance with the terms of Section 10.1 of this Agreement. The Behring Permitted Push Down Indebtedness shall be equal to 50% of the Permitted Push Down Indebtedness, (i) reduced by an amount equal to the present value of the amount of the purchase price to be paid to Behring in 1999 as consider ation for the Vienna fractionation plant currently owned by Behring, which plant is to be transferred to the Joint Venture in 1999 pursuant to that certain lease agreement by and between Behring and Centeon Pharma GmbH dated as of the date hereof, and (ii) increased by an additional
     $9 million of indebtedness which Behring is entitled to contribute to the Joint Venture in accordance with the terms of Section 10.1 of this Agreement. Subject to the prior agreement of the Parties, Permitted Push Down Indebtedness of Armour and Behring shall be increased or decreased as necessary to adjust for any other transactions under this Agreement.

          Within 120 days of the Effective Date, the amount of the Push Down Indebtedness (calculated as of January 1,
     1996) contributed by Armour shall be adjusted if it is not equal to the amount of the Armour Permitted Push Down Indebtedness, and the amount of the Push Down Indebted ness (calculated as of January 1, 1996) contributed by Behring shall be adjusted if it is not equal to the amount of the Behring Permitted Push Down Indebtedness.
     If the Push Down Indebtedness of a Party is greater than the Permitted Push Down Indebtedness for such Party, then the Push Down Indebtedness of such Party shall be adjusted by either (a) the cancellation of debt owed to such Party by the Joint Venture in the amount of the excess Push Down Indebtedness or (b) the payment of cash by such Party to the Joint Venture in the amount of such excess Push Down Indebtedness. If the Push Down Indebtedness of Armour is less than the Permitted Push Down
     Indebtedness for Armour, then Armour shall be entitled to an increase in Push Down Indebtedness (upon terms to be agreed upon by the Parties) in the amount by which Permit ted Push Down Indebtedness for Armour exceeds Armour's
     Push Down Indebtedness. If the Push Down Indebtedness of Behring is less than the Permitted Push Down Indebtedness for Behring, then Behring shall be entitled to an adjustment (pursuant to a method to be agreed upon by the Parties) in the amount by which Permitted Push Down Indebtedness for Behring exceeds Behring's Push Down Indebteness.

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          11.       ESCROW OF SHARES.  The Parties hereby agree to amend
Article II of the Joint Venture Agreement by deleting Section
2.2.5 in its entirety and substituting in lieu thereof a new
Section 2.2.5 to read as follows:

          2.2.5 On the Asset Transfer Date, in accordance with the terms of the Share Transfer and Escrow Agreement (the "Escrow Agreement"), dated as of Asset Transfer Date, by and among APC, Behring,
     Plasma UK Ltd., Centeon L.L.C. and Julie Chapin and
     Frances Stanton, as Joint Escrow Agents, APC, Plasma
     UK Ltd. and Behring shall engage in the following transactions simultaneously:

          (a) Behring shall cause to be delivered to the Joint Escrow Agents the AB1 share in B1,

          (b)  APC shall cause to be delivered to the
          Joint Escrow Agents the BA1 and BBA1 shares in
          A1, and

          (c) The Parties shall cause to be delivered to the Joint Escrow Agents the AAA1 share in A1.

          12. RELEASE OF ESCROW SHARES. The Parties hereby agree to amend Article II of the Joint Venture Agreement by adding a new Section 2.2.6 to read as follows:

          2.2.6 On January 1, 1996, the Escrow Agent, in accordance with the terms of the Escrow Agreement, will deliver (i) the AB1 share in B1, representing
     50% of the voting rights in B1, to A1, (ii) the BA1
     and BBA1 shares in A1, representing an aggregate 50% of the voting rights in A1, to Behring and (iii) the AAA1 share in A1 to Plasma UK Ltd.

          13.       DOCUMENT CLOSING.  The Parties hereby agree to amend
Article II by deleting Section 2.4 in its entirety and in serting the following in lieu thereof:

          The closing of the transfer of the assets as set forth in Section 2.2.1 and the transfer of the escrowed shares as set forth in Section 2.2.5 (the
     "Document Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom in Washington,
     D.C. on September 28, 1995, simultaneously with the execution of this Amendment No. 1 to the Joint Venture Agreement but shall not be effective until October 1, 1995 (the "Asset Transfer Date").
     At the Document Closing, each Party shall deliver in form and substance reasonably satisfactory to counsel for the other Parties all deeds, endorsements, stock powers, assignments and other instruments of transfer and conveyance as are necessary and appropriate to effect the transaction contemplated herein, such instruments to be duly executed as of the Asset Transfer Date. To the extent permitted by German law, all documents delivered at the Document
     Closing which are not initially in the English language shall be accompanied by an agreed upon English language translation and such translation shall be the definitive version of the document as between the Parties.

          In accordance with the terms of Section 2.2.6 and the Escrow Agreement, on January 1, 1996 (the "Effective Date") the Joint Escrow Agents under the Escrow Agreement shall deliver the shares of A1 and B1, respectively and the profit sharing terms of the Joint Venture shall commence.

          14.       PROFIT SPLIT.  The Parties hereby agree to amend
Section 3.1 of the Joint Venture Agreement by inserting the following into Section 3.1 thereof immediately to precede the first sentence of Section 3.1:

          The provisions of this Article III shall only apply to the sharing of earnings and losses by the Parties after December 31, 1995.

          15. OPERATION EXPENSE CAP IN JAPAN. The Parties hereby agree to amend Section 3.5 of the Joint Venture Agreement (i) by adding the words "Subject to the provisions of Section
8.2," before the word "Armour" in the first line of subsection
(a) of such Section 3.5 and (ii) by adding subsections (f),
(g) and (h) to such Section 3.5 to read as follows:

          (f)        To the extent the Operating Expense
          Ratio (as hereinafter defined) of B-Japan exceeds the Operating Expense Cap (as hereinafter defined) in 1996: (i) the amount by which Behring's Profits are to be reduced under Section
          3.5(b) shall be reduced further by an
          amount equal to one-half of the amount by which the Operating Expenses (as hereinafter defined) of B-Japan exceed the maximum amount of Operating
          Expenses permitted under the Operating Expense
          Cap (the "B-Japan Operating Excess"); or if Section 3.5(c) is applicable for 1996
          (instead of Section 3.5(b)) and (ii) Armour's
          Profits are to be increased under Section
          3.5(c) by this amount.


          (g)       To the extent the Operating Expense
          Ratio of A-Japan exceeds the Operating Expense
          Cap in 1996, (i) the amount by which Armour's
          Profits are to be reduced under Section 3.5(c) shall be reduced further by an amount equal to one-half of the amount by which the Operating
          Expenses of A-Japan exceed the maximum amount of Operating Expenses permitted under the Operating Expense Cap (the "A-Japan Operating

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          Excess"); or if Section 3.5(b) is applicable
          (instead of Section 3.5(c)), (ii) Behring's
          Profits are to be increased under Section
          3.5(b) by this amount.


          (h)       Within 75 days of the last day of the
          1996 fiscal year, (i) Armour shall deliver to Behring an audited balance sheet and income statement of A-Japan for the 1996 fiscal year and (ii) Behring shall deliver to Armour an audited balance sheet and income statement of B-
          Japan for the 1996 fiscal year, each prepared in accordance with U.S. GAAP and each certified by an independent accounting firm, which certification shall be without material qualification.
          Such financial statements shall be accompanied by a certificate of the chief financial officer of each of A-Japan and B-Japan respectively, which sets forth the calculation of the Operating Expense Ratio (as defined below) for such Japanese Affiliate for 1996 fiscal year.

                    For purposes of this Section 3.5, with
          respect to A-Japan and B-Japan, Operating Expenses shall mean the selling, general and administrative expenses and the research and development expenses (excluding research and development expenses associated with the recombinant Factor XIII product ("rF
          XIII")) as such expense items appear on the audited income statement prepared in accordance with U.S.
          GAAP for each of A-Japan and B-Japan for the 1996 fiscal year. The Operating Expense Ratio for each of A-Japan and B-Japan shall be calculated as the ratio of (x) Operating Expenses to (y) Net Sales for such period. Net Sales means net sales calculated on an accrual basis in accordance with U.S. GAAP.
          The Operating Expense Cap for A-Japan shall be 27% of Net Sales for 1996 and the Operating Expense Cap for B-Japan shall be 34.3% of Net Sales for 1996.

          16. ADJUSTMENTS TO ALLOCATION OF PROFITS. The Parties hereby agree to amend Article III of the Joint Venture
Agreement by adding a new Section 3.7 to read as follows:

          3.7  The distribution of Profits by the Joint
     Venture set forth in this Article III shall be subject to the following adjustments:

     (a) Profits allocated and distributable to Behring by the Joint Venture shall be (i) reduced in each fiscal year by an amount equal to 50% of the aggregate amount of royalty

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          payments (determined on an after tax basis) made by the Joint
          Venture to Behring or any Affiliate of Behring in such year pursuant to the terms of the Haemaccel License Agreement and (ii) increased by an amount equal to 50% of the aggregate amount of Profits (determined on an after tax basis) derived from the Business in the United Kingdom by Armour, directly or indirectly.

     (b) Profits allocated and distributable to Armour by the Joint Venture shall be (i) reduced in each fiscal year by an amount equal to 50% of Profits (determined on an after tax basis) derived from the Business in the United Kingdom by Armour, directly or indirectly and (ii) increased by an amount equal to 50% of the aggregate amount of royalty payments (determined on an after tax basis) made by the Joint Venture to Behring or any Affiliate of Behring in such year pursuant to the terms of the Haemaccel License Agreement.

          17. rF XIII. The Parties hereby agree to amend Article VIII of the Joint Venture Agreement by adding a new Section
8.2 to read as follows:


     (b) Behring and B-Japan shall not discontinue their current research and development efforts related to rF XIII.
     The research and development efforts shall be conducted under the guidance of the Executives. B-Japan shall not discontinue its current research and development efforts with respect to rF XIII without the prior agreement of each of the Chief Executive Officer of the Joint Venture and the Senior Vice
     President of Operations and Research and Development of the Joint Venture. In the event such approval is withheld by either such Executive, B-Japan may discontinue its current research and development efforts with respect to rF XIII if it obtains the prior agreement of the Board of Directors.


     (c) Behring and B-Japan shall be responsible for all research and development costs related to rF XIII. Such research and development costs shall not be included in the calculation of Operating Expenses for purposes of Section 3.5(h).

     (d) If rF XIII is determined to be commercially viable, then Behring shall grant to the Joint Venture a worldwide exclusive license to manufacture and distribute rF XIII and its derivative products and in such event, the only payment shall be a reimbursement by the Joint Venture by a process of amortization, whereby the Joint Venture shall make payments to Behring. The amount of the payments shall be equal to the amount necessary to amortize (over the remaining life of the patent for rF XIII in Japan) the total amount of research and development costs incurred by B-Japan after December 31, 1995, related to the development of rF XIII, together with interest at a rate to be negotiated between the Parties at the date the first payment is due.

     (e) Attached as Annex C hereto are term sheets with re spect to the arrangements with A-Japan and B-Japan. Prior to the Effective Date, A-Japan and B-Japan shall enter into definitive distribution agreements with the Joint Venture.

          18.       EQUITY RATIO.  The Parties hereby agree to amend
Section 9.1 of the Joint Venture Agreement by deleting "35%" in the second sentence of such Section 9.1 and inserting "25%" in lieu thereof.

          19. CONTRIBUTION AMOUNT. The Parties hereby agree to amend Section 10.1 of the Joint Venture Agreement (i) by deleting the words "$18 million" in the second sentence of such Section
10.1 and inserting the words "$9 million" in lieu thereof and (ii) by deleting the words "$36 million" in the third sentence of such Section 10.1 and inserting the words "$18 million" in lieu thereof.

          20. FINANCIAL DUE DILIGENCE. The Parties hereby agree to amend Section 10.3 of the Joint Venture Agreement by deleting the words "Effective Date" from the first sentence of
Section 10.3 and inserting the words "Asset Transfer Date" in lieu thereof.

          21. JURISDICTION OF ORGANIZATION. The Parties hereby agree to amend Section 11.1 of the Joint Venture Agreement by deleting the words "Commonwealth of Pennsylvania" in the second sentence and by inserting "State of Delaware" in lieu thereof.

          22. REPRESENTATIONS AND WARRANTIES. The Parties hereby agree to amend Article XI of the Joint Venture Agreement (i) by deleting the words "Effective Date" in the first sentence of Section 11.3(a) and inserting the words "Asset Transfer
Date" in lieu thereof, (ii) by deleting the words "the Joint
Venture" in the first sentence of Section 11.3(a) and inserting the words "A1 or B1, as the case may be" in lieu thereof, (iii) by deleting the words "Effective Date to the Joint Venture" in the third sentence of Section 11.3(c) and inserting the words "Asset Transfer Date to A1 and B1 respectively" in lieu thereof, (iv) by deleting the words "the
Joint Venture at the "Effective Date" in the second sentence of Section 11.4 and inserting the words "A1 or B1 as the case may be as of the Asset Transfer Date" in lieu thereof, (v) by deleting the words "Effective Date" in the first sentence of
Section 11.10 and inserting the words "Asset Transfer Date" in lieu thereof, (vi) by deleting the words "Effective Date" in
Section 11.17 and inserting the words "Asset Transfer Date" in lieu thereof, (vii) by deleting the words "Effective Date" in subsection (b) and (d) of Section 11.19 and inserting the words "Asset Transfer Date" in lieu thereof, and (viii) by adding a new Section 11.23 to read as follows:

          11.23  LIABILITIES OF A1 AND B1.  As of the
     Asset Transfer Date, each of Armour and Plasma represents and warrants that there are no agreements, liabilites or obligations of any nature (whether contingent or otherwise) of A1, other than those created, entered into, assumed or otherwise incurred pursuant to the provisions of this Agreement and the Related Agreements. Behring represents and warrants that there are no agreements, liabilities or obligation of any nature (whether contingent or otherwise) of B1 other than those created, entered into, assumed or otherwise incurred pursuant to the provisions of this Agreement and the Related Agreements.

          23. LICENSE AGREEMENTS. The Parties hereto agree to amend Section 12.2 by deleting the words "Effective Date" in the first and second sentences of Section 12.2 and inserting the words "Asset Transfer Date" in lieu thereof.

          24. SUCCESSOR TO PLASMA. The Parties hereby agree to amend Section 12.4 of the Joint Venture Agreement by deleting the words "Effective Date" in the first and second sentences of Section 12.4 and inserting the words "Asset Transfer Date" in lieu thereof.

          25.       COVENANTS.  The Parties hereby agree to amend
Article XII of the Joint Venture Agreement by adding new Sections
12.5, and 12.6 to read as follows:

          12.5 Each of the Parties hereby waives receipt of the third party consents set forth on Annex D hereto as a condition to such Party's obligations under this Agreement and acknowledges that the failure to receive any such consent, or all of them, shall not constitute a defense to the failure by it to perform any of its obligations under the Agreement.

          12.6 Each of APC and Behring agrees that during the Transition Period, (i) it shall not grant any proxy with respect to any interest in either A1 or B1, (ii) it shall not transfer any interest in A1 or B1 owned by either Armour or Behring, as the case may be, on the Asset Transfer Date or (iii) it shall not amend the Limited Liability Company Agreement of A1, the Transfer Agreement between Behring and B1, the Bill of Sale and the Undertaking between Armour and A1 and the Limited Liability Company Agreement of B1 and (iv) it shall not take or fail to take any action if to so act or fail to act would be inconsistent with the purpose of this Agreement.

          26. TRANSFER OF INTERESTS. The Parties hereby agree to amend Section 18.3 of the Joint Venture Agreement (i) by deleting the words "Effective Date" in the first sentence of
Section 18.3 and inserting the words "Asset Transfer Date" in lieu thereof and (ii) by adding a new sentence at the end of such Section 18.3 to read as follows:

     Armour shall cause APC to remain a Related Party of Armour.

          27. TERMINATION. The Parties hereby agree to amend Article XIX of the Joint Venture Agreement (i) by deleting Section
19.2 in its entirety and inserting the words "[Intentionally
Omitted]" and (ii) by deleting the words "Effective Date" in
Section 19.3 and inserting the words "Asset Transfer Date" in lieu thereof.

          28. CONDITIONS OF CLOSING. The Parties hereby agree to amend Section 22.1 of the Joint Venture Agreement by deleting the words "Effective Date" in the first sentence of Section
22.1 and in subsections (a), (h), (i), (j) and (k) of Section
22.1 and inserting the words "Asset Transfer Date" in lieu thereof. The Parties agree to further amend Section 22.1 of the Joint Venture Agreement by adding subsections (p), (q) and
(r) to such Section 22.1 to read as follows:

          29.       EFFECTIVE DATE.  The Parties hereby agree to amend
Section 23.1 of the Joint Venture Agreement by deleting the
Section in its entirety and substituting the following in lieu thereof:

          23.1  EFFECTIVE DATE.  The Effective Date of
     the Joint Venture shall be the stroke of midnight between December 31, 1995 and January 1, 1996.

          30.       ASSIGNMENT.  The Parties hereby agree to amend Section
23.2 of the Joint Venture Agreement by deleting the words
"Effective Date" in the second sentence of Section 23.2 and inserting the words "Asset Transfer Date" in lieu thereof.
The parties agree that any reference to Armour or Plasma in this or any related agreements shall include Armour and/or APC or Plasma and/or Plasma UK Ltd. respectively so that the assignment by Armour and Plasma does not operate to prejudice
Behring's rights under the Joint Venture Agreement or the related agreements.


          31. CONFLICT WITH OTHER AGREEMENTS. The Parties hereby agree that to the extent there is any conflict between the provisions of the Joint Venture Agreement (as amended hereby) and the provisions of either the Limited Liability Company
Agreement for A1 or the Limited Liability Company Agreement for B1, the provisions of the Joint Venture Agreement (as amended hereby) shall prevail, except with respect to the provisions of Sections 9 and 10.1 of the Limited Liability
Company Agreement for A1, which provisions would apply notwithstanding any other provision in the Limited Liability
Agreement for A1 or the Joint Venture Agreement (as amended hereby).

          32. CERTAIN TERMS. The terms "this agreement," "hereof," "herein" and other words of like import contained in the Joint
Venture Agreement shall be deemed to refer to the Joint
Venture Agreement as amended hereby.

          IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date hereinabove set forth.

                         APC HOLDINGS INC.


                            /s/    Frances L. Stanton
                         -----------------------------------
                         By:       Frances L. Stanton
                         Title:    President



                         PLASMA INVESTMENTS U.K. LIMITED


                            /s/    Frances L. Stanton
                         ------------------------------------
                         By:       Frances L. Stanton
                         Title:    Director



                         BEHRINGWERKE AG


                            /s/    Bernd Nevefreind
                         ------------------------------------
                         By:       Bernd Nevefreind
                         Title:    Chief Executive
                                   Officer



                         ARMOUR PHARMACEUTICAL COMPANY


                            /s/    Robert M. Infarinato
                         ------------------------------------
                         By:       Robert M. Infarinato
                         Title:    Vice President



                         PLASMA ENTERPRISES, INC.


                            /s/    Robert M. Infarinato
                         --------------------------------------
                         By:       Robert M. Infarinato
                         Title:    Vice President

          Each of Centeon L.L.C. and Behring-Institut GmbH are

hereby entitled to all of the rights and benefits granted, and assume all of the obligations delegated, to it under this

Agreement.

          Agreed and accepted this 28th day of September,

1995.

                                 /s/    Frances L.Stanton
                              ------------------------------
                              CENTEON L.L.C.
                              By:       Frances L. Stanton
                              Title:    Authorized Agent



                                 /s/    Joachim Thole
                              ------------------------------
                              BEHRING-INSTITUT GMBH
                              By:       Joachim Thole
                              Title:    Attorney-in-fact

                Annexes to Amendment No. 1 to
                   Joint Venture Agreement
                   -----------------------


Annex A             Plan of transfer for Behring Business in
               Austria, Spain, Italy and Brazil, and in its subsidiaries, Associated Bioscience, Inc. and
               Seroplas GmbH

Annex B             Plan of transfer for Armour's Business in
               Brazil, Germany, Spain and the United Kingdom, and in its subsidiary, Laboratoire Armour

Annex C             Term sheets for arrangements with A-Japan
               and B-Japan

Annex D             Third party consents waived by Armour and
               Behring as a condition to closing


The Company shall furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon its request.